GEORGIA BANK & TRUST
                               135 Bryant Parkway
                             Calhoun, Georgia 30703

                         PROXY SOLICITED BY THE BOARD OF
                              GEORGIA BANK & TRUST

                      FOR A SPECIAL MEETING OF SHAREHOLDERS

                                __________, 1998

         The undersigned shareholder of Georgia Bank & Trust hereby appoints __________ _________ and ________________ each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Shareholders of Georgia Bank & Trust to be held at ____ p.m., local time, on __________, 1998 at Georgia Bank & Trust's office at 135 Bryant Parkway, Calhoun, Georgia 30703 or at any adjournment thereof.

         (1) PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER BY AND AMONG SYNOVUS FINANCIAL CORP., GEORGIA BANK & TRUST AND INTERIM SYNOVUS CORP. AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER.

                  FOR______          AGAINST______             ABSTAIN_____

         (2) IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF
                  SHAREHOLDERS.

IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL (1).

Dated:_______________, 1998                  ___________________________________
                                                  Signature(s) of Shareholder

Please sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

Please fill in, date and sign the proxy and return it in the enclosed postpaid envelope.